UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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WHITESTONE REIT
(Name of registrant as specified in its charter)

EREZ REIT OPPORTUNITIES LP
EREZ ASSET MANAGEMENT, LLC
BRUCE SCHANZER
CATHERINE CLARK
(Name of person(s) filing proxy statement, if other than the registrant)

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Erez REIT Opportunities LP, together with the other participants named herein (collectively, “Erez”), on Friday, April 4, 2024, filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of trustee nominees at the upcoming 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust (the “Issuer”).

On April 9, 2024, Erez and its affiliates issued the below letter to shareholders of the Issuer in a press release. The full text of the press release and letter are as follows:

EREZ ASSET MANAGEMENT MAILS PROXY STATEMENT SEEKING TO REPLACE TWO WHITESTONE REIT TRUSTEES

Board Has Hidden Conflicts of Interest and Has Overseen Poor Governance and Capital Allocation, Leaving Whitestone Subscale and Over-Leveraged

Company Has Diluted Shareholders with Equity Offerings Only to Return that Equity to Shareholders in a Non-Sensical Recycling of Capital

Whitestone Trades at Persistent Discount to NAV and Has Underperformed Its Potential, Its Peers, and the Board’s Own Expectations

Each of Erez’s Nominees Has Decades of Shopping Center, REIT Management, and Real Estate Capital Markets Experience and Can Help Enhance Whitestone’s Value

Erez Urges ALL Whitestone Shareholders to Protect Their Investment by Voting “FOR”
Catherine Clark and Bruce Schanzer and to “WITHHOLD” from David Taylor and Nandita Berry Using the BLUE Proxy Card TODAY

New Rochelle, NY – April 9, 2024 – Erez Asset Management, LLC (“Erez”), a shareholder of Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”), today mailed a proxy statement soliciting the votes of Whitestone’s shareholders for the election of two exceptional candidates to the Company’s Board of Trustees (the “Board”). Erez also sent the following letter to Whitestone shareholders:
April 9, 2024
Dear Fellow Whitestone REIT Shareholders:
I am writing on behalf of Erez Asset Management (Erez), which invests in small-cap real estate investment trusts (REITs) with untapped value. In our view, Whitestone is such a REIT: it owns a terrific portfolio of shopping center assets in attractive and growing markets. Yet, despite the quality of its assets, Whitestone has significantly underperformed its peers and its stock trades at a massive discount to its net asset value (NAV). This discount persists despite a recent run-up in the stock after takeover rumors surfaced in October 2023.  Even after this takeover-fueled run up, Whitestone’s share price remains below the Company’s 2010 IPO price.1
Erez endeavors to work collaboratively with management teams and boards to help catalyze improved performance. We have attempted to do so at Whitestone, offering to share my successful experience as the longtime CEO of Cedar Realty Trust (“Cedar”), a comparable shopping center REIT.  But Whitestone’s trustees—none of whom have any prior shopping center, public REIT, or real estate capital markets experience—have refused to engage with us substantively while cynically mischaracterizing our very limited interactions. We have thus concluded that the Company’s persistent underperformance and massive discount to NAV can only be remedied by making changes to the composition of the Board.

Erez has nominated two candidates to the Board who bring critical skills the current Board demonstrably lacks. I am writing to ask you to vote for Catherine Clark and me, Bruce Schanzer, at the upcoming Annual Meeting to replace two long-serving trustees, David Taylor and Nandita Berry.
We believe change at Whitestone is urgently needed for a number of reasons:
•	Whitestone has underperformed its potential, its peers, and the Board’s own expectations. The Board is mischaracterizing this performance in its communications with shareholders.

•
Whitestone’s Board lacks independence and transparency, and has supported poor governance practices. Three of the so-called “independent” trustees have undisclosed, longstanding relationships with management and the Company that, in our view, clearly impact the objectivity and independence of the trustees and therefore should have been disclosed to shareholders. The Board also supports outmoded and problematic governance practices, including single-trigger change-in-control arrangements, a “proxy put”, and nepotism.

•
Whitestone’s Board has allocated capital poorly. Whitestone is over-leveraged, subscale, and undervalued. Worse still, the Board has allowed the Company to raise equity at a discount to NAV and then, sometimes in the same year, return this capital to investors through dividends. At best this is inefficient; at worst, it is an expensive and dilutive way to inflate the dividend at the expense of long-term shareholder value.

Whitestone Has Underperformed
In October 2023, Bloomberg reported an unsolicited takeover bid for Whitestone.2 The stock soared on the news and remains elevated.
Prior to this takeover speculation, Whitestone had significantly underperformed the FTSE NAREIT Shopping Centers Index for five years.3 Prior to the takeover speculation, the Company produced exactly zero returns for shareholders during the tenure of the current CEO.4 Today, Whitestone’s stock trades for a price that is below its IPO price from 2010, as it has for nearly 600 of the last 700 trading days.
As one of Whitestone’s largest active shareholders, it is galling to us that the Board claims that it has delivered “superior”—or even acceptable—returns. It can only do so by disingenuously taking credit for the rise in the stock price following the takeover rumors. But those rumors, and the subsequent stock price rise, do not reflect anything this management team and Board have accomplished, nor the fundamental performance of the Company.

In reality, the Company has woefully underperformed. Whitestone failed to meet any of its five performance targets in the 2023 annual incentive program, developed by the Board. This is not because those targets were ambitious or even particularly challenging. The Board had very low expectations for management:  amazingly, three of the four quantitative performance targets for 2023 were set at levels below what the Company achieved in 2022:
Annual Incentive Metric[5]	2022 Achievement	“Target” for 2023	2023 “Achievement”

FFO Per Share	$1.03	$0.97	$0.88
Same Store NOI Growth	7.9%	> 3.5%	2.7%
G&A Percent of Revenue	12.3%	< 13.5%	14.1%
Net Debt / PF EBITDAre	7.8x	< 6.8x	7.6x
ESG	N/A	Subjective	0.0

Whitestone also underperformed its peers.6 The Company was dead last among its thirteen shopping center REIT peers based on FFO per share growth, and more than 1,000 basis points worse than the closest peer. It was ninth of thirteen in same-store net operating income growth; eleventh of thirteen in G&A as a percentage of revenue; and twelfth of thirteen in leverage. This is hallmark underperformance: missing the Board’s target on every (mostly lowered) metric and falling below the median of its peers on each one as well. If these results are “the product of [the Company’s] clearly defined strategy and relentless execution” (as the Board states in its recent letter to shareholders) then that strategy is demonstrably failing.
Yet, the Board would have shareholders believe all is well. In the same letter to shareholders, the Board claims the Company is “positioned to continue delivering strong results.” To make such a bold claim, the Board is forced to resort to various new metrics, like occupancy and straight-line leasing spread growth, neither of which were used to measure management’s performance for compensation purposes. Even these new, cherry-picked metrics do not make the Company look great. For example, in terms of occupancy rates, the Company ranks ninth among thirteen peers.
Moreover, the Company committed the cardinal sin of missing revised, lowered guidance this past year. After cutting guidance for FFO per diluted share in August (and reiterating these reduced expectations in November), the Company still missed this lower target for the year. While the Board may declare these to be “outstanding operational results,” we believe that a management team missing lowered guidance is clear and objective evidence of underperformance.
Nevertheless, the Board has tried mightily to paint a picture of strong performance. Yet, it has not fooled the market. Whitestone trades at one of the steepest discounts to consensus NAV (second to last among the peers)7 and at one of the lowest multiples of forward Adjusted Funds from Operations (also second to last among the peers).8 Peer companies trade on average at a 2.0x higher FFO multiple than Whitestone9 and stock market valuations for those peers are much closer to consensus NAV.10  We believe this massive discount to market peers is evidence that investors are discouraged by current performance and expect  continued underperformance.

Whitestone’s Board lacks independence and transparency and supports poor governance
Disappointingly, the Board’s attempt to characterize weak performance as strong fits a pattern of the Board failing to provide accurate and complete information to shareholders.
In its recent letter to shareholders, the Board says that, in 2022, “your Board took action in a deliberate and decisive manner and terminated the prior CEO for cause.” To be clear, two of the five independent trustees were not even on the Board at the time. The other three had been sitting on the Board idly for years, allowing the prior CEO, in their own words, to “put his own interest ahead of shareholders.”11  We do not think these three trustees, especially the long-tenured Mr. Taylor and Ms. Berry, should be credited for supporting inadequate leadership for five years before finally taking action, especially through a period when the Company significantly underperformed the market.12
Mr. Taylor’s circumstance might be the most troubling. He joined the Board with the strong endorsement of that prior CEO, Mr. Mastandrea,13 just months after serving as counsel to the Special Committee of the Board in its negotiations opposite Mr. Mastandrea on the Pillarstone transaction. The Pillarstone deal Mr. Taylor negotiated has led to expensive and distracting litigation that is still occupying the Company and putting significant value at risk.14
The Company, however, never disclosed Mr. Taylor’s role as counsel for the Special Committee or the fees he generated for his law firm prior to his appointment to the Board—not in the press release; not in the 8-K; and not in the eight proxy statements Whitestone has filed since then. How are shareholders to judge Mr. Taylor’s independence without knowing that his firm was paid by the Company immediately prior to his appointment as a trustee? Perhaps worse still, Mr. Taylor’s law firm, Locke Lord, continued to perform work for Whitestone after Mr. Taylor joined the Board15 and yet the Company has never disclosed the fees paid to Locke Lord, where Mr. Taylor is a partner and Firm Chair (with “a strong focus on securities offerings and disclosures … [and] corporate governance”).16
We believe this very serious, material omission violates both Whitestone’s own Code of Business Conduct and Ethics17 and the trust of shareholders, who rightly view trustees as fiduciaries looking out for the shareholders’ interests, and expect transparency, especially concerning potential conflicts of interest.18
Moreover, soon after being appointed to the Board as an “independent” trustee (despite his legal work for the Company), Mr. Taylor joined the compensation committee. During Mr. Taylor’s first full year on that committee, the Board increased Mr. Mastandrea’s compensation by an astounding 85% (despite widespread dissatisfaction among shareholders with the prior executive compensation program), leading to yet another very low say-on-pay vote result. And yet, no shareholder knew that Mr. Taylor was anything but a completely independent, arm’s length director; no one knew his law firm had been doing work for Whitestone in 2017, presumably at Mr. Mastandrea’s direction.

Sadly, Mr. Taylor’s legal work for Whitestone is not the only undisclosed conflict of interest among the trustees:
•
Amy Feng served as an advisor to the Company for years,[19] working for Mr. Mastandrea as a communications advisor before being named a trustee. The company has never disclosed the fees paid to Ms. Feng or her firm, or even the fact that she worked as a professional advisor to the Company for years before becoming a trustee.

•
Julia Buthman, another so-called “independent” trustee, was the Managing Director of Prudential Private Capital seemingly responsible for the Whitestone relationship when Prudential provided debt financing for Whitestone’s operating partnership. We hope that debt was executed on market terms, but Ms. Buthman undoubtedly had a commercial relationship with Whitestone’s current CEO (who at the time was the CFO) when she was a financing provider and vendor to the Company. And yet, this relationship too has never been disclosed to shareholders.

We do not know the full extent of the prior business relationships between Whitestone and its supposedly “independent” trustees, but we do know that there is no legitimate reason to omit these facts from public disclosure to shareholders. Among other things, shareholders have been led to believe the Board has recruited the best available trustees, when in fact the most recent trustee additions are just service providers known well to management.
Recruiting independent trustees (and disclosing potential conflicts of interest) are tasks that fall squarely to the Nominating and Corporate Governance Committee,20 of which Ms. Berry is Chair.  Ms. Berry presumably oversaw the recruiting for new directors and supported the appointments of both Ms. Feng and Ms. Buthman. Why did she not insist on being transparent with shareholders? Why not tell all shareholders that the Nominating and Corporate Governance Committee did not conduct a thorough search with the help of outside recruiters, but instead just selected candidates from among the people who had previously served the Company and its CEO? To ask the question is to answer it: seemingly, Ms. Berry does not believe shareholders deserve to know that their trustees are not fully independent or objective.
This lack of independence and transparency under the watch of Board Chair Taylor and Ms. Berry as Chair of the Nominating and Corporate Governance Committee is troubling. So too are other corporate governance practices of this Company:
•
Equity granted to Whitestone executives under the 2008 and 2018 equity plans fully vests upon a change-in-control, without more. This sort of single-trigger provision is frowned upon by investors and proxy advisors universally, and for good reason.

•
The Company has a so-called “proxy put” providing that, if shareholder-nominated candidates are elected—even by a majority of shareholders—to fill a majority of the Board seats, debt repayments may accelerate, equity may vest, and other “penalties” to shareholders may occur.[21] This is an affront to shareholder democracy.

•	The Company continues to employ as COO the former spouse of the Company’s former CEO, in a throw-back to an era of nepotism. Hiring should be based on merit, not marriage.

•
In another affront to shareholder democracy, Whitestone’s Board effectively overruled shareholders and rejected the resignation of a trustee who was not supported by a majority of shareholders at the 2021 annual meeting.

The trustees also lack economic alignment. They own very little of the Company’s stock—in fact, Erez owns more stock than all five independent trustees combined.
Further, many trustees and senior executives are in the same social circle associated with Houston’s Kincaid School and/or River Oaks Club. Two trustees were colleagues at the same law firm and three trustees are former service providers or vendors to the Company. It is difficult not to question whether these trustees were chosen based on expertise or, rather, based on familiarity and comfort.
Whitestone Has Grossly Misallocated Capital, Including by Recycling Equity
Whitestone is both subscale22 and over-leveraged relative to its peers.23
The lack of scale makes the Company extremely inefficient, given the fixed costs of running a public company and a REIT. Whitestone’s general and administrative (“G&A”) expenses, for example, are about twice the average of other mainstream shopping center REITs as a percentage of enterprise value. Those expenses rose in 2023 at a rate higher than the rate of revenue growth. We estimate the “excess” G&A lowers the market value of the Company by $80 million.
Whitestone is also over-leveraged, leaving the Company without the flexibility to be opportunistic or to grow. During its last proxy contest in 2018, Whitestone issued an investor deck that said the Company would reduce leverage to 6-7x EBITDA by 2023. It has failed to do so. Instead, Whitestone has stubbornly high leverage of 8.0x, much higher than the average for mainstream shopping center REITs of 5.7x.24
The scale and leverage issues have naturally led the Company to raise equity. Whitestone has been a nearly continuous issuer of equity. Since 2017 (when both Mr. Taylor and Ms. Berry joined the Board), the Company has sold nearly $100 million of equity in “at the market” equity offerings, always at a discount to NAV. These offerings dilute existing shareholders and destroy value.
But curiously, the Company has not used all of this equity to scale up or de-lever. Instead, since its IPO, Whitestone has been returning a substantial amount of the equity it raises back to shareholders in the form of “return of capital” dividends. In fact, since the IPO, 42% of every dividend dollar has not been profits or capital gains, but rather a return of capital.
Given its scale and leverage issues, there is simply no economic reason for Whitestone to return equity capital to its shareholders. And certainly, there is no reason that during the same time it is raising new equity it is also returning so-called “excess” equity to shareholders. Since 2017, the Board has approved Whitestone returning more than $69 million of the $100 million it raised through its “at the market” equity raises. This is capital that could have been used to scale up or de-leverage.
Why would a sub-scaled, over-leveraged company sell equity only to return “excess” equity to shareholders, often in the same year? We cannot fathom how this makes economic sense, given the dilution and transaction fees involved. We would note that cycling of equity capital in this manner allows the Company to have an artificially high dividend (i.e., one that represents more than the Company’s actual earnings power) and may give the (false) appearance to some shareholders that the Company is more successful than it is. Notably, the management team and trustees receive dividends on their stock.

We know that whatever the reason, re-cycling of just-raised equity, while allowing the Company to remain under-scaled and over-leveraged, is uneconomic. Shareholders should abhor the fees and dilution it entails.
The Board’s unusual capital allocation decisions have now left Whitestone in a difficult spot: with an undervalued stock, poor performance, and excessive leverage, it will be hard to correct the scale problem. We believe the lack of capital markets expertise and financial acumen on the Board has led to this suboptimal and unsophisticated capital allocation strategy and has hurt Whitestone.
The Board Has Failed Whitestone’s Shareholders and Our Nominees Can Help
Based on its proxy statement and letter, it is clear the Whitestone Board does not appreciate how its poor capital allocation and corporate governance has damaged the Company. Why else would the Board squander precious capital and cash flow, and not address the critical balance sheet and scale issues? And why else would the Board have summarily “rebuffed” a takeover proposal at a substantial premium from a world-renowned investor?25
To oversee the complex strategic and capital allocation decisions Whitestone faces, we believe that at least some of the trustees should have relevant industry experience and REIT capital markets expertise. Transparency and economic alignment would be helpful too, in our view.
Our two nominees—Catherine Clark and I—can help.
Catherine has over 20 years of experience in buying and selling shopping centers, valuing and capitalizing properties, and managing REITs.
As noted above, I was a shopping center REIT CEO for 11 years. Prior to joining Cedar in 2011, I spent a decade as a REIT investment banker, most recently as a Managing Director in Goldman Sachs’ real estate investment banking group advising REITs on capital markets and strategic alternatives.
Having spent our careers wrestling with issues like those Whitestone now faces, Catherine and I are confident that we can apply our skills and experience to Whitestone for the benefit of all shareholders. We will provide more detail over the next few weeks, but as trustees we would encourage the Board and management team to spend time and attention on four areas:
•	Focus on cost of capital and NAV in making more disciplined capital allocation decisions based on rigorous financial analysis;

•	Clean up the balance sheet by making debt reduction a top priority instead of buying assets and pursuing redevelopment projects;

•	Communicate more reliably with the street and ensure a more robust earnings guidance process to restore investor confidence and a higher equity value more in line with NAV; and

•	Improve corporate governance by eliminating single-trigger vesting and proxy puts, enhancing disclosure of conflicts and backgrounds, and aligning compensation with performance.

Vote “FOR” Clark and Schanzer and “WITHHOLD” from Taylor and Berry
We encourage you to vote for change—improved capital allocation, balance sheet management, transparency, and governance—by voting for Catherine and me.
Because Whitestone has refused to add us to its small Board, shareholders will need to “withhold” from trustees Taylor and Berry to make room for us. As the longest serving trustees, and as leaders on the Board who have failed to provide transparency to shareholders, recruit objective trustees, and insist upon thoughtful capital allocation and governance, we believe Mr. Taylor and Ms. Berry should be held responsible for the Company’s underperformance.
Please help us elect two new trustees who have the experience, expertise, and independence to help Whitestone’s management team make better decisions, develop a strategy to narrow the trading discount of the Company’s stock, and drive long-term value of shareholders and all stakeholders.
To ensure the election of Catherine Clark and Bruce Schanzer, it is essential that shareholders vote “FOR” Catherine Clark and Bruce Schanzer and “WITHHOLD” from David Taylor and Nandita Berry. You can do so online or by returning the enclosed BLUE proxy card.
Sincerely,

Bruce Schanzer
Chairman, Erez Asset Management, LLC

If you have any questions or require assistance in voting your BLUE universal proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated at:
Shareholders may call toll-free: (877) 456-3422
Banks and brokers call: (212) 750-5833

About Erez Asset Management, LLC
Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Contacts

Media:
Mark Semer / Iain Hughes
Gasthalter & Co.
(212) 257-4170
erez@gasthalter.com

Investors:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
212-750-5833

Disclaimer
This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Certain Information Concerning the Participants
Erez REIT Opportunities LP, Erez Asset Management LLC, Bruce Schanzer and Catherine Clark (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On April 5, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying BLUE Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.
The definitive proxy statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Innisfree M&A Incorporated at the contact information above.

1 The IPO was priced at $12.00 per share on August 25, 2010, compared to a closing price on April 5, 2024 of $11.51.
2 Source: Bloomberg, “Fortress Approached Whitestone REIT About a Takeover.”
3 Source: S&P Capital IQ Pro. Underperformance comparison is based on the five-year total return as of the end of day trading on October 25, 2023 prior to takeover rumors and an article in Bloomberg published on October 26, 2023 regarding a takeover proposal.
4 Total shareholder return from the close of trading on January 18, 2022 to the day before the Bloomberg story on October 25, 2023 were 0.0%. If TSR is measured from after results for the fourth quarter of 2021 and full-year 2021 were released through October 25, 2023, TSR is negative 16%.
5 Source: The Company’s definitive proxy statements for 2022 and 2023, as well as the Company’s earnings report for FY2023.
6 References to “peers” are references to the twelve peer companies cited by the Company in its letter to shareholders on April 5, 2024. Inclusive of Whitestone, there are thirteen peer companies.
7 As of April 5, 2024, Whitestone trades at a 26% discount to NAV, according to S&P Capital IQ Pro. Only Urban Edge Properties trades at a wider discount.
8 As of April 5, 2024, Whitestone trades at a 14.7x 2024 AFFO multiple, lower than all the peers except Kite Realty Group Trust.
9 Source: S&P Capital IQ Pro as of end of day trading on April 5, 2024. Whitestone’s Price/consensus 2025 Funds From Operations (“FFO”) per Share is 10.5x versus the shopping center REIT peers’ average of 12.5x. Peers reflect the twelve peer companies cited by Whitestone in its letter to shareholders on April 5, 2024.
10 Source: S&P Capital IQ Pro as of end of day trading on April 5, 2024. Whitestone’s discount to consensus Net Asset Value (“NAV") per Share is 26%. The shopping center REIT peers’ average discount is 16%. Peers reflect the twelve peer companies cited by Whitestone in its letter to shareholders on April 5, 2024.
11 Company letter to shareholders, April 5, 2024.
12 Total shareholder returns from March 17, 2017, when Mr. Taylor joined the Board until January 18, 2022, when Mr. Mastandrea was terminated were 1% annually and lower than the NAREIT Shopping Center Index. TSR from Ms. Berry’s appointment on September 6, 2017, through January 18, 2022, were also well below the NAREIT Shopping Center Index and approximately 2% per year.
13 See Whitestone press release announcing Mr. Taylor’s appointment, March 17, 2017 (Mr. Mastandrea is quoted as saying “Mr. Taylor’s overall business acumen and strong corporate legal experience will be a valuable asset”).
14 Notably, the litigation concerned the contract itself and the meaning of its terms. With Mr. Taylor serving on the Board, the Company was in an awkward position, at a minimum, to question the lawyering that went into drafting the agreement whose terms were alleged to be ambiguous. See Whitestone REIT Operating Partnership v. Pillarstone Capital REIT, Delaware Chancery Court, C.A. No. 2022-0607-LWW, Memorandum Opinion, January 25, 2024.
15 See, e.g., Agreement of Purchase and Sale between Phase II Boulevard Place LP and Whitestone REIT Operating Partnership LP, dated March 21, 2017, filed with Whitestone 10-Q, August 4, 2017.
16 LockeLord.com profile of David Taylor available at https://www.lockelord.com/professionals/t/taylor-david.
17 The policy provides that reports filed with the SEC shall “contain information that is full, fair, accurate, timely and understandable” and that trustees shall ensure the “ethical handling of actual or apparent conflicts of interest.”
18 We note that both ISS and Glass Lewis examine fees paid to the professional service firms with which directors are associated in making an independence determination about directors and trustees, which is especially important for members of the standing committees, like the compensation committee. Glass Lewis, for example, has a three-year look back on any fees paid to a professional services firm associated with a director; fees of more than $120,000 are “material” and make the director an “affiliated director” rather than an “independent” one who is not suitable for serving on a compensation committee.
19 See, e.g., company press releases listing Ms. Feng as the communications contact entitled “Pillarstone Capital REIT Completes Acquisition of 14 Real Estate Assets,” December 8, 2016, and “Whitestone REIT Announces Preliminary Results of 2018 Annual Meeting of Shareholders,” May 17, 2018.
20 See Whitestone REIT Nominating and Corporate Governance Committee Charter, revised March 8, 2022.
21 Company Proxy at page 58.
22 As of end of day trading on April 5, 2024, Whitestone ranks thirteen out of thirteen on a market capitalization and enterprise value basis.
23 Whitestone ranks twelve of thirteen on  a total debt plus preferred equity (at liquidation value) to gross assets basis and on a net debt plus preferred equity (at liquidation value) to FY2023 EBITDAre basis.
24 Source: Company filings for the period ended December 31, 2023. Whitestone's net debt plus preferred equity (at liquidation value) to FY2023 EBITDAre was 8.0x versus peers' market cap weighted average of 5.7x.  Peers reflect the twelve peer companies cited by the Whitestone in its letter to shareholders on April 5, 2024.
25 Gillian Tan, “Fortress Approached Whitestone REIT About a Takeover,” Bloomberg, October 26, 2023.